UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   September 15, 2010

XODTEC LED, INC.

(Exact name of registrant as specified in Charter)

Nevada	333-148005	20-8009362
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2F, No. 139, Jian 1st Rd.
Jhonghe City. Taipei County 235
Taiwan, Republic of China
 (Address of Principal Executive Offices)

(886) 02-2228-6276
 (Registrant’s Telephone number)

Copies to:
Asher S. Levitsky PC
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 981-6767
Fax: (212) 930 – 9725
E-mail: alevitsky@srff.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 15, 2010, Pi-Chu Lin resigned as chief financial officer of Xodtec LED, Inc. (the “Company”).  The resignation of Ms. Lin did not stem from any disagreement with the Company.

On September 20, 2010, the Company’s board of directors appointed Yuan-Fu Cheng as chief financial officer. Pursuant to an employment agreement dated September 21, 2010, Mr. Cheng is to receive an initial annual salary of $60,000, subject to adjustment.  Mr. Cheng’s employment with the Company may be terminated at any time, with or without cause, on at least 10 days’ written notice. In the event of termination, Mr. Cheng shall be entitled to payment of all salary due to him as of the date of termination.

Mr. Cheng, 51, served as chief financial officer of SiPix Group, a producer of electronic paper and display solutions, from September 2005 through July 2010.  From March 2004 to September 2005, Mr. Cheng served as vice president of the accounting division of Alpha Networks, Inc., a Taiwan-listed company.  Mr. Cheng received his undergraduate degree in accounting from Soochow University received an executive master’s degree in business administration from Tulane University.  He is also certified to serve as accounting and financial supervisor to Taiwan-listed companies.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1	Employment Agreement dated September 21, 2010, by and between Yuan-Fu Cheng and Xodtec LED, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2010	Xodtec LED, Inc.

By:	/s/ Yao-Ting Su
Yao-Ting Su
Chief Executive Officer